Exhibit 2.4

BANCO NACIONAL DE MEXICO, S.A.

MEMBER OF GRUPO FINANCIERO BANAMEX

NON-REDEEMABLE ORDINARY PARTICIPATION CERTIFICATES

“CEMEX. CPO”

CERTIFICATE NO. 1

DATE OF ISSUE: January 29, 2020	COVERS: 17,277’795’001 Non-redeemable ordinary participation certificates

TOTAL ISSUANCE OF CERTIFICATES

17,277’795,001 (SEVENTEEN THOUSAND TWO HUNDRED AND SEVENTY-SEVEN MILLION SEVEN HUNDRED AND NINETY-FIVE THOUSAND AND ONE) NON-REDEEMABLE ORDINARY PARTICIPATION CERTIFICATES

VALUE OF THIS CERTIFICATE

$143'921,095.14 M.N. (ONE HUNDRED AND FORTY-THREE MILLION NINE HUNDRED AND TWENTY-ONE THOUSAND NINETY-FIVE PESOS 14/100 NATIONAL CURRENCY)

NOMINAL VALUE OF CERTIFICATES

$0.00832983 M.N. (ZERO PESOS 00832983/100000000 NATIONAL CURRENCY) each

This certificate is issued for its deposit in administration in S.D. INDEVAL INSTITUCIÓN PARA EL DEPÓSITO DE VALORES, S.A. DE C.V., for the purposes and under the terms of Article 282 of the Securities Market Law (Ley del Mercado de Valores), and covers 17,277'795,001 (SEVENTEEN THOUSAND TWO HUNDRED AND SEVENTY-SEVEN MILLION SEVEN HUNDRED AND NINETY-FIVE THOUSAND AND ONE) Non-redeemable Ordinary Participation Certificates denominated “CEMEX.CPO”, with a par value of $0.0083298 M.N. (ZERO PESOS 00832983/100000000 NATIONAL CURRENCY) each.

This certificate is issued pursuant to Trust Agreement number 111033-9 entered into by Banco Nacional de México, S.A., Grupo Financiero Banamex, División Fiduciaria, and CEMEX, Sociedad Anónima Bursátil de Capital Variable, on September 6, 1999, establishing the issuance of Ordinary Participation Certificates, with the due authorization of the National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores).

These Certificates are issued in the proportion of one Ordinary Participation Certificate for every three (3) common ordinary shares representative of the Capital Stock of CEMEX, Sociedad Anónima Bursátil de Capital Variable, two (2) of which must be Series “A” and one (1) of Series “B”, which are affected and form part of the Trust's estate.

Rights of Holders: The Certificates will confer upon their Holders the right to an aliquot portion of the income which in all cases will be equal to the net dividends paid on the trust shares comprising the Trust fund, as well as an aliquot portion of the net proceeds from the sale of such shares upon termination of the Trust, on the terms set forth below.

Place and method of payment: All payments to be made to the holders of the Certificates to be issued will be made at the S.D. lndeval, Institución para el Depósito de Valores, S.A. de C.V. (“lndeval”), at Paseo de la Reforma 255 (two hundred fifty-five), Colonia Cuauhtémoc, Cuauhtémoc, Mexico City, as long as the said institution is the depositary of the Certificates. Payment will be made by transfer to the account indicated by Indeval, in order for Indeval to proceed to distribute to the Certificates’ holders, in accordance with the resolution of the meeting of shareholders of the Company or the body or person delegated for such purpose. Because they are non-redeemable participation certificates, the issuing company is not obliged to pay the nominal value of them to their holders at any time.

Term of the Trust: The term of the Trust shall be thirty (30) years from the date of signature of the Trust, that is, September 6, 1999. While this Trust remains in effect and the one established in accordance with the following provisions, the Trust Estate shall remain affected by the purposes agreed upon; both Trusts are irrevocable. Simultaneously with the date of termination of the Trust and with the participation of the Common Representative of Holders of Ordinary Participation Certificates, the Trust shall be set up with a trust institution expressly authorized to do so in accordance with the legislation in force and subject to the terms and conditions determined by the Technical Committee, an Irrevocable Trust to which the Trustee shall deliver the shares that are part of the Trust's estate, it being understood that the newly created Trust shall contemplate the purposes, validity, rights and obligations that are stipulated in the original Trust on that date. To this effect, the Trustee of the new Trust shall proceed in accordance with the instructions of its Technical Committee to replace the outstanding Ordinary Participation Certificates for the new Ordinary Participation Certificates issued by the institution acting as Trustee in the newly created Trust.

Extinction of the Trust: The Trust may be extinguished for any of the reasons set forth in Article 392 (three hundred and ninety-two) of the General Law of Negotiable Instruments and Credit Operations (Ley General de Títulos y Operaciones de Crédito) and which are compatible with what has been agreed in the Trust, in which case the Trustee, with the participation of the Common Representative of Holders of Ordinary Participation Certificates, shall proceed in accordance with the terms set forth in Clauses Five, J) and Eleven of the Trust. The extinction of the Trust is subject, in all cases, to the provisions of Article 228t (two hundred and twenty-eight letter t) of the General Law of Negotiable Instruments and Credit Operations, which reads as follows: ARTICLE 228t. “The issuing trust will not expire, so long as there are amounts due corresponding to loans, participation certificates or earnings in connection with the trust estate.”.

At the end of the term of the Trust, the Trustee will proceed as follows: (1) In the case of Beneficiaries of Mexican nationality, as defined in the Trust, to withdraw from circulation and cancel the Ordinary Participation Certificates, transferring in favor of said Beneficiaries the aliquot portion of the Trust assets corresponding to them in proportion to their ownership; (2) In the case of Beneficiaries of foreign nationality, as well as Beneficiaries who are legal entities of Mexican nationality in whose capital governments, persons or entities with or without its own legal personality, of foreign nationality, may participate directly or indirectly, to withdraw from circulation and cancel the Ordinary Participation Certificates, (i) transferring in favor of such Beneficiaries only the Series “B” Shares (or those of free circulation) that form part of the Trust estate and that correspond to them in proportion to their holding of Ordinary Participation Certificates and (ii) with respect to the Series “A” Shares (or those whose holding is limited to Mexicans) that form part of the Trust estate and that correspond in proportion to their holding of Ordinary Participation Certificates, to trust such shares in Trust No. 771-7 called the “Master Trust for Neutral Investment” entered into with the intervention of Nacional Financiera, S.N.C. as Trustee, in accordance with the authorizations granted at the time by the competent authorities, and proceed to exchange the Ordinary Participation Certificates issued on the basis of that Trust to the respective Beneficiaries, through S.D. lndeval lnstitución para el Depósito de Valores, S.A. de C.V, in accordance with the provisions of Clause Eleven of the Trust; (3) The provisions of paragraphs (1) and (2) above shall not apply to those cases in which the transfer implies the acquisition by a person (individual or legal entity) or group of persons (individuals or legal entities) linked to each other or acting in agreement, of 2% (two percent) or more of the shares with voting rights issued by CEMEX, S.A.B. de C.V., in this case, the Trustee will be subject to the provisions of Articles 7 (seven) and 10 (ten) of the By-Laws of CEMEX, S.A.B. de C.V.

In order to carry out the issuance, authorization was obtained from the National Banking and Securities Commission, under the terms of Article 228-0 of the General Law of Negotiable Instruments and Credit Operations.

THE AMOUNT OF THE ISSUANCE AND THE NOMINAL VALUE OF THE CERTIFICATES IS ESTABLISHED EXCLUSIVELY FOR THE PURPOSES OF ARTICLES 228-L and 228-N OF THE GENERAL LAW OF NEGOTIABLE INSTRUMENTS AND CREDIT OPERATIONS. THE ISSUER IS NOT OBLIGED TO PAY HOLDERS THE NOMINAL VALUE OF THE CERTIFICATES, UNDER THE TERMS OF ARTICLE 228-K OF THE CALLED ORDER.

The original issunce was granted by unilateral declaration of will from Banco Nacional de Mexico, S.A., Trust Division, through an Indenture dated September 7, 1999, protocolized in public deed number 26,322, granted before the faith of Mr. Erick S. Pulliam Aburto, Notary Public No. 196 of the Federal District, whose first testimony was incorporated in Public Registry of Commerce of Mexico City under the commercial folio number 65126 dated September 9, 1999. The Indenture has been recently modified, as stated in public deed number 71,559 dated November 22, 2019 granted before the faith of Mr. Erick Salvador Pulliam Aburto, Notary Public No. 196 of Mexico City, whose first testimony is registered in the Public Registry of Commerce of Mexico City under the commercial folio number 651261 dated December 13, 2019.

The rights of the Certificate Holders are established in the Trust source of the issuance, in the Indenture, as well as in this Certificate.

This certificate was originally issued on September 7, 1999 and the last exchange was on January 29, 2020, pursuant to the resolutions adopted at the Ordinary Shareholders’ Meeting of CEMEX, 5.A.B. de C.V. held on March 28, 2019, for deposit in administration at the S.D. lndeval lnstitución para el Depósito de Valores, S.A. de C.V, under the terms of articles 280, 283, 282 and other related articles of the Securities Market Law and may not be withdrawn from that Institution. This certificate is issued without attached coupons, and consequently, the certificates issued by the S.D. lndeval lnstitución para el Depósito de Valores, S.A. de C.V. will act as coupons for all legal purposes, pursuant to article 282 of the Securities Market Law. The holders of the Certificates will demonstrate the ownership of the Certificates and will be legitimated with the certificates that are issued in the terms of article 290 of the aforementioned law.

January 29, 2020

TRUSTEE _____________________________ Banco Nacional de México, S.A., member of Grupo Financiero Banamex, División Fiduciaria	HOLDER REPRESENTATIVE _____________________________ Banco Mercantil del Norte, S.A., Institución de Banca Múltiple, Grupo Financiero Banorte, División Fiduciaria